LIST OF SUBSIDIARIES
                                            OMEGA WORLDWIDE, INC.



                                                                Jurisdiction of
          Names                                                  Incorporation
          -----                                                  -------------

Omega (UK) Limited ........................................       England
Omega (Australia) Pty Limited .............................       Australia
Principal Healthcare Finance Unit Trust No.3 ..............       Australia
Principal Healthcare Finance Unit Trust No.4 ..............       Australia
PHF No.1 Pty Limited ......................................       Australia
PHF No.2 Pty Limited ......................................       Australia
Principal Healthcare Finance Pty Limited ..................       Australia
Beheer-en Beleggingsmaatschappij Rocla BV .................       Netherlands
Beheer-en Beleggingsmaatschappij Dilava BV ................       Netherlands